Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, April 20, 2009
Source: Photonic Products Group, Inc.

PPGI RELEASES ANNUAL CEO'S LETTER

NORTHVALE, NJ, April 20 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today released the CEO’s Letter from its 2008 Annual Report.

To Our Shareholders, Customers, Partners and Employees

In this Annual Report, my first since assuming the role of President and CEO of PPGI on January 1, 2009, I am pleased to report that 2008 saw PPGI set new records for sales revenues, with an increase of 8% to $16.3 million from $15.1 million in 2007.  Both our Laser Optic and MRC business units achieved record sales.  This year extended the Company’s trend of revenue growth for the fifth consecutive year.

Despite the revenue growth, our overall profitability decreased from 2007.  Our gross profit margin declined as our business mix shifted to products with a higher material cost content, as we had anticipated at the start of the year. In addition, as reported throughout the year, production problems at our MRC business unit negatively impacted production costs and delivery schedules and contributed to the lower consolidated gross profit margin and profitability.  As a result our net income applicable to shareholders for 2008 was $1.1 million, down from $1.6 million in 2007. Basic and diluted earnings per share were $0.10 and $0.08, respectively.

We began the year with a record backlog and an optimistic start.  In the first quarter of 2008, we saw the largest ever quarterly bookings total in our Laser Optics business unit. Over the balance of the year, however, we began to feel the impact of the current economic downturn and experienced a noticeable decrease in orders, a trend that has continued through the first quarter of 2009.

On a positive note, after re-structuring the management team at MRC and implementing changes to manufacturing processes, sales increased over the last half of the year and the MRC operations showed significant improvement in the fourth quarter of the year.  In addition our combined Inrad and Laser Optics operations exceeded our profit objectives for 2008.

We continued our initiative to reduce debt and strengthen our financial position with the repayment of a $1.7 million secured note and $477,000 of accrued interest, early in the year.  We ended 2008 with a total of $3.47 million in cash and short-term certificates of deposit.

In 2008, we were one of 19 recipients of Raytheon’s “3 Star Supplier Excellence Award” as acknowledgement of our exemplary customer service and performance based upon meeting and exceeding Raytheon’s on-time delivery and product quality objectives.

Outlook and Priorities for 2009:

To-date, we continue to experience slower demand from our major OEM customers in the defense/aerospace and commercial sectors and we expect to report first quarter sales below the first quarter of 2008. In response, we have proactively focused on reducing costs throughout our operations including a reduction in employee workforce in the first quarter of 2009.  We believe we have struck the right balance in our need to reduce costs while maintaining our core competencies to respond to our current and future customer needs.  However, we have contingency plans to make additional cost reductions should business conditions require them.

Our focus throughout 2009 will be on continuing to implement improvements in our manufacturing processes in all business units, tightly controlling and reducing costs across the entire organization and striving to identify new business opportunities that fit with PPGI’s unique capabilities in the photonics industry.  Our PPGI management team looks forward to meeting the challenges ahead and positioning the Company to achieve growth and profitability as our markets strengthen.

In early 2009, N.E. Rick Strandlund was added to our Board of Directors.  We are pleased to gain the benefit of Rick’s significant experience in the optics industry and his extensive knowledge of manufacturing processes, products and markets.

At the end of 2008, Daniel Lehrfeld stepped down as President and CEO of PPGI after having served in that capacity since May of 2000.  During this time, Dan played a key role in broadening the capabilities and increasing the market share of the PPGI.  We thank Dan for his contributions and wish him well in his future endeavors.

Joseph J. Rutherford
President and CEO
April 17, 2009

Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in metal optics, precision diamond turned optics, and opto-mechanical and electro-optical assemblies. Our customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities and in industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "envisions", "will", "expects", "plan", “targeting” or similar words.  Such forward-looking statements, such as growth in level of sales, changes in profit margins, levels of expected net income, and business expansion involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time or within budget, inability to implement growth strategies or to integrate new operations, inability to add new customers, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward looking statements are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.